EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE TO WEBCAST REVIEW OF

FOURTH QUARTER AND FISCAL 2012 FINANCIAL RESULTS

Company Announces Changes in Method of Accounting for Inventory and Supply Chain Costs

Secaucus, New Jersey – February 26, 2013 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced that in conjunction with the release of its fourth quarter and fiscal 2012 financial results, you are invited to listen to the Company’s live conference call on Tuesday, March 26, 2013, beginning at 8:30 a.m. Eastern Time.

To access the webcast, visit http://investor.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has concluded.

The Company is making changes in its accounting policy. It will be reporting inventory on an average cost method instead of the retail inventory method, and will capitalize supply chain costs instead of reporting them as period expenses. In its fourth quarter fiscal 2012 earnings release, the Company will provide reconciliations of reported and as adjusted results for fiscal quarters 2011-2012, and will provide guidance for first quarter and fiscal year 2013 based on the new accounting policy.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name. As of October 27, 2012 the Company operated 1,102 stores and an online store at www.childrensplace.com.

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2012. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

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